Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-129668 on Form S-8 of our report dated February 28, 2007, relating to the financial statements and financial statement schedule of Enterprise GP Holdings L.P. and to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2006.
Deloitte & Touche LLP
Houston, Texas
February 28, 2007